REGENT COMMUNICATIONS REPORTS FULL YEAR AND FOURTH QUARTER 2006 RESULTS
Cincinnati, OH, March 2, 2007 – Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and twelve months ended December 31, 2006.
For the full year 2006, net broadcast revenues increased 7.9% to $85.0 million from $78.8 million reported for the same period of 2005. For the same period, station operating expenses increased 8.9% to $57.0 million from $52.4 million. The Company reported a net loss of approximately $26.6 million for the full year 2006, or $0.67 per share, compared with a reported net loss of $6.6 million, or $0.15 per share, in 2005. Results for the full year and fourth quarter of 2006 include a pre-tax non-cash impairment charge of approximately $48.4 million related to the Company’s annual review of its indefinite-lived intangible assets.
For the fourth quarter of 2006, net broadcast revenues increased 30.7% to $25.6 million from $19.6 million reported for the fourth quarter of 2005. For the same period, station operating expenses increased 20.4% to $15.9 million from $13.2 million. The Company reported a net loss of approximately $29.5 million for the quarter, or $0.77 per share, compared with a reported loss of $10.7 million, or $0.26 per share, in the same period last year.
“The past year represented a historic period for Regent Communications,” said Bill Stakelin, President and CEO of Regent Communications. “We aggressively moved forward with our strategic plan to realign our portfolio of radio stations, enhance our digital presence, and invest in our brands to strengthen our operating position in each of our markets and improve our growth potential. As a result of our concerted M&A initiatives during 2006, our asset portfolio is now better positioned to drive cash flow growth and create long-term value for shareholders. Entering 2007, we are focused primarily on integrating our newest stations and capitalizing on opportunities to maximize both operating efficiencies and sales opportunities across our platform. We are confident that we will begin to realize tangible gains in 2007 and beyond.”
Below is the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Broadcast revenues, net of agency commissions	$25,628	$19,602	$85,033	$78,800
Station operating expenses	15,887	13,199	56,987	52,352
Corporate general and administrative expenses	1,685	1,431	6,743	7,945
Impairment of indefinite-lived intangible assets	48,398	20,800	48,398	20,800
Local marketing agreement fee	1,716	—	1,716	—
Depreciation and amortization	1,891	1,169	5,187	4,985
(Gain) loss on sale of stations	(258)	—	1,585	—
Loss on disposal of long-lived assets	115	156	86	200

Operating loss	(43,806)	(17,153)	(35,669)	(7,482)
Interest expense	(3,262)	(1,243)	(7,642)	(4,588)
Realized and unrealized gain on derivatives	1,770	—	1,770	—
Other income, net	189	1,104	242	1,121

Loss from continuing operations before income taxes	(45,109)	(17,292)	(41,299)	(10,949)
Income tax benefit	17,246	6,437	16,051	3,670

Loss from continuing operations	(27,863)	(10,855)	(25,248)	(7,279)
Discontinued operations, net of income tax	(1,647)	203	(1,349)	640

Net loss	$(29,510)	$(10,652)	$(26,597)	$(6,639)

Basic net loss per common share:
Loss from continuing operations	$(0.73)	$(0.26)	$(0.63)	$(0.17)
(Loss) income from discontinued operations	$(0.04)	$0.00	$(0.04)	$0.02
Net loss	$(0.77)	$(0.26)	$(0.67)	$(0.15)

Common shares for basic calculation	38,123	41,674	39,807	43,214
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating loss, net loss, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

Station operating income
Fourth quarter 2006 station operating income increased 52.1% to $9.7 million from $6.4 million in the same period in 2005. For the twelve months ended December 31, 2006, station operating income increased 6.0% to $28.0 million from $26.4 million reported for the same period in 2005.
The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, Regent and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating loss, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Station operating income	2006	2005	2006	2005

Operating loss	$(43,806)	$(17,153)	$(35,669)	$(7,482)

Plus:
Corporate general and administrative expenses	1,685	1,431	6,743	7,945
Impairment of indefinite-lived intangible assets	48,398	20,800	48,398	20,800
Depreciation and amortization	1,891	1,169	5,187	4,985
Local marketing agreement fee	1,716	—	1,716	—
Loss on sale of stations	—	—	1,585	—
Loss on disposal of long-lived assets	115	156	86	200

Less:
Gain on sale of stations	258	—	—	—

Station operating income	$9,741	$6,403	$28,046	$26,448

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire fourth quarter for both the 2006 and 2005 periods and excludes barter, net broadcast revenue for the fourth quarter of 2006 increased 5.5% to $19.5 million compared to the fourth quarter of 2005. Same station operating income increased 7.1% to $6.9 million in the fourth quarter of 2006 compared to $6.5 million in the fourth quarter of 2005. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the fourth quarter of 2005 as well as the current quarter and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
	December 31,
Same Station Net Broadcast Revenue	2006	2005

Net broadcast revenue	$25,628	$19,602

Less:
Net results of stations not included in same station category	5,140	69
Barter transactions	974	1,042

Same station net broadcast revenue	$19,514	$18,491

	Three Months Ended
	December 31,
Same Station Operating Income	2006	2005

Operating loss	$(43,806)	$(17,153)

Plus:
Corporate general and administrative expenses	1,685	1,431
Impairment of indefinite-lived intangible assets	48,398	20,800
Local marketing agreement fee	1,716	—
Depreciation and amortization	1,891	1,169
Loss on disposal of long-lived assets	115	156

Less:
Gain on sale of stations	258	—

Station operating income	9,741	6,403

Adjustments:
Net results of stations not included in same station category	(2,778)	98
Barter transactions	(36)	(35)

Same station operating income	$6,927	$6,466

Free cash flow
Free cash flow is defined as net loss plus depreciation, amortization, impairment of indefinite-lived intangibles and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and long-lived assets. Free cash flow decreased 19.8% to $3.8 million in the fourth quarter of 2006 from $4.7 million in the fourth quarter of 2005. The decrease was primarily attributable to a one-time receipt of approximately $1.2 million in cash in the fourth quarter of 2005 as the result of a transaction where the Company agreed to relocate its Fort Collins KTRR-FM antenna to its Fort Collins KUAD-FM tower. Excluding the $1.2 million from the 2005 results, free cash flow increased 7.5% in the fourth quarter of 2006 compared to the fourth quarter of 2005. Additionally, for both the fourth quarter of 2006 and the full year 2006, free cash flow was negatively impacted by increased interest rates and increased borrowings related to stock buybacks. For the twelve months ended December 31, 2006, free cash flow decreased 18.9% to $11.9 million in 2006 from $14.7 million in 2005. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended		Twelve months ended
	December 31,		December 31,
Free Cash Flow	2006	2005	2006	2005

Net loss	$(29,510)	$(10,652)	$(26,597)	$(6,639)

Add:
Depreciation and amortization (1)	1,891	1,246	5,349	5,348
Non-cash interest expense	813	108	1,090	423
Impairment of indefinite-lived intangibles	48,398	20,800	48,398	20,800
Other items, net (2)	(1,502)	98	1,030	978

Less:
Non-cash taxes (3)	15,927	6,260	14,571	3,255
Maintenance capital expenditures	316	349	1,785	1,870
Digital upgrade capital expenditures	55	265	1,002	1,099

Free cash flow	$3,792	$4,726	$11,912	$14,686

(1)	Includes depreciation and amortization reclassified to discontinued operations

(2)	Includes: non-cash compensation; barter; loss on the sale of long-lived assets; gain and loss on the sale of stations; and unrealized gain on derivatives.

(3)	Includes taxes reclassified to discontinued operations
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Free Cash Flow	2006	2005	2006	2005

Net cash provided by operating activities	$2,136	$5,470	$12,587	$17,506

Less:
Other non-cash expense, net	263	(41)	632	462

Plus:
Changes in operating assets and liabilities	2,290	(171)	2,744	611

Less:
Maintenance capital expenditures	316	349	1,785	1,870
Digital upgrade capital expenditures	55	265	1,002	1,099

Free cash flow	$3,792	$4,726	$11,912	$14,686

Selected Data
At December 31, 2006 total debt was approximately $215.0 million and cash was approximately $4.2 million. Total capital expenditures in the fourth quarter ended December 31, 2006 were approximately $0.4 million.

Share Buyback Update
On July 29, 2005, Regent’s Board of Directors authorized a $20 million share repurchase program. For the full-year 2006, the Company purchased approximately 3.6 million shares for approximately $17.2 million, including commissions. In addition to the repurchased shares, a warrant to purchase 650,000 shares, 55,000 stock options and 10,000 restricted shares were surrendered to the Company. During the fourth quarter of 2006, the Company did not repurchase any shares of its common stock.
Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.
Regent projects first quarter 2007 reported consolidated net broadcast revenues and station operating income of approximately $21.7 to $22.0 million and $5.4 to $5.6 million, respectively. Regent expects a loss per share of approximately $0.04 per share. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure to station operating income (in millions):

	Three Months Ending
	3/31/2007
	Guidance Range
Station Operating Income	Lower	Upper

Operating income	$1.5	$1.5

Plus:
Corporate general and administrative expenses	1.9	2.0
Depreciation and amortization	2.0	2.1

Station operating income	$5.4	$5.6

The Company expects same station net broadcast revenue to be up in the low single digits for the first quarter of 2007 compared to the first quarter of 2006. The Company expects capital expenditures for the first quarter to be approximately $1.2 million, including approximately $0.4 million related to the conversion of stations to digital technology.
Teleconference
The Company will host a teleconference to discuss its fourth quarter and full year results on Friday, March 2nd at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8752 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Friday, March 9, 2007, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8425786. The webcast will also be archived on the Company’s website for 30 days.

Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 68 stations located in 14 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	Jonathan Lesko
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030